EXHIBIT 5.1

DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078 www.dlapiper.com

T: 973‑520‑2550 F: 973‑520‑2551

March 18, 2019

Axogen, Inc.
13631 Progress Boulevard, Suite 400
Alachua, Florida 32615

Re: Axogen, Inc. - Registration Statement on Form S‑8

Ladies and Gentlemen:

We have acted as counsel for Axogen, Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S‑8 to be filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), and which registers an aggregate of 80,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”) issuable pursuant to separate Non-Qualified Stock Option Inducement Award Agreements between the Company and two individual holders  (together, the “Plan”). In that capacity, we have reviewed the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan, and such other materials and matters as we have deemed necessary for the issuance of this opinion.

Based on the foregoing, it is our opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

(1) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2) We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Minnesota.

(3) We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Minnesota or any other jurisdiction.

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(4) We assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s Charter.

(5) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement.

Very truly yours,

DLA PIPER LLP (US)

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